Exhibit 4.3

NUTRISYSTEM, INC.

FORM OF

RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT

This RESTRICTED STOCK INDUCEMENT AWARD AGREEMENT (the “Agreement”), dated as of             , 2012 (the “Date of Grant”), is delivered by Nutrisystem, Inc. (the “Company”) to                      (the “Grantee”).

RECITALS

A. To induce the Grantee to join the Company and to align the Grantee’s financial interests with those of the Company’s stockholders, the Board has approved this grant of shares of common stock of the Company, subject to the restrictions and on the terms and conditions contained in this Agreement; and

B. This grant is intended to constitute a non-plan based “inducement grant,” as described in the Nasdaq Listing Rule 5635(c)(4).

C. The Grantee has accepted this grant and has entered into a Nondisclosure and Noncompete Agreement for Management Employees.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Stock Award Grant.

(a) Subject to the terms and conditions set forth in this Agreement, the Committee hereby grants the Grantee (            ) shares of common stock of the Company, (the “Restricted Stock”) and acknowledges payment by the Grantee of $         ($0.001 per share) for the Restricted Stock. Shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement.

(b) The Company maintains the NutriSystem, Inc. 2008 Long-Term Incentive Plan (the “Plan”). The Restricted Stock is not awarded pursuant to the Plan, but rather is intended to constitute a non-plan based “inducement grant.” Nonetheless, the terms and provisions of the Plan relating to restricted stock are hereby incorporated into this Agreement by this reference, as though fully set forth herein, as if the Restricted Stock was granted pursuant to the Plan. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein.

2. Vesting and Nonassignability of Restricted Stock.

(a) Except as provided in Paragraph 2(b), the shares of Restricted Stock shall become vested, and the restrictions described in Paragraphs 2(c) and 2(d) shall lapse, according to the following vesting schedule, if the Grantee continues to be employed by, or provide service to, the Company or any subsidiary of the Company (the “Employer”) from the Date of Grant until the applicable vesting date:

(i) 25% of the shares subject to the Restricted Stock shall become vested on the first anniversary of the Date of Grant;

(ii) 25% of the shares subject to the Restricted Stock shall become vested on the second anniversary of the Date of Grant;

(iii) 25% of the shares subject to the Restricted Stock shall become vested on the third anniversary of the Date of Grant; and

(iv) the remaining 25% of the shares subject to the Restricted Stock shall become vested on the fourth anniversary of the Date of Grant.

The vesting of the shares subject to the Restricted Stock shall be cumulative, but shall not exceed 100% of the shares subject to the Restricted Stock. If the foregoing schedule would produce fractional shares, the number of shares that vest shall be rounded down to the nearest whole share. The Restricted Stock shall become fully vested on the fourth anniversary of the Date of Grant if the Grantee is employed by, or providing service to, the Employer on such date.

(b) If a “Change of Control” (as defined below) occurs while the Grantee is employed by, or providing service to, the Employer, the shares of Restricted Stock shall become fully vested on the date of the Change of Control. For purposes of this Agreement, the term “Change of Control” shall mean the consummation of any of the following events:

(i) any sale, lease, exchange, or other transfer of all or substantially all of the assets of the Company to any other person or entity other than a wholly-owned subsidiary of the Company (in one transaction or a series of related transactions);

(ii) dissolution or liquidation of the Company;

(iii) when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting securities (based upon voting power); or

(iv) any reorganization, merger, consolidation, or similar transaction or series of transactions that results in the record holders of the voting stock of the Company immediately prior to such transaction or series of transactions holding immediately following such transaction or series of transactions less than 50% of the outstanding shares of any of the voting securities (based upon voting power) of any one of the following: (1) the Company, (2) any entity which owns (directly or indirectly) the stock of the Company, (3) any entity with which the Company has merged, or (4) any entity that owns an entity with which the Company has merged.

(c) If the Grantee’s employment or service with the Employer terminates for any reason before the Restricted Stock is fully vested, the shares of Restricted Stock that are not then vested shall be forfeited and must be immediately returned to the Company, and the Company shall pay to the Grantee, as consideration for the return of the non-vested shares, the lesser of $0.001 per share or the fair market value (as defined in the Plan) of a share of common stock of the Company on the date of the forfeiture, for each returned share.

(d) During the period before the shares of Restricted Stock vest (the “Restriction Period”), the non-vested shares of Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null, void and without effect.

3. Issuance of Shares.

(a) The Company will cause the Restricted Stock to be issued in the Grantee’s name either by book-entry registration or issuance of a stock certificate or certificates. While the Restricted Stock remains unvested, the Company will cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Stock. As soon as practicable following the vesting of any of the Restricted Stock (and provided that appropriate arrangements have been made with the Company for the satisfaction of any required tax withholding), the Company will cause the stop-transfer order to be removed from an appropriate number of shares.

(b) If any certificate is issued in respect of Restricted Stock, that certificate will include such legends as the Company determines are appropriate and will be held in escrow by the Company or its designee. In addition, the Grantee may be required to execute and deliver to the Company or its designee a stock power with respect to the Restricted Stock. When any certificated Restricted Stock becomes vested, the Company will cause a new certificate to be issued without that portion of the legend referencing the forfeiture conditions described in Paragraph 2 and will cause that new certificate to be delivered to the Grantee (provided that appropriate arrangements have been made with the Company for the satisfaction of any required tax withholding).

(c) During the Restriction Period, the Grantee shall receive any cash dividends or other distributions paid with respect to the shares of Restricted Stock and may vote the shares of Restricted Stock. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event during the Restriction Period, the shares or other property issued or declared with respect to the non-vested shares of Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate. If, at any time after the grant and prior to the vesting of the Restricted Stock, the Company shall effect a division or combination of its common stock into a greater or smaller number of shares, or a reclassification of such common stock into shares of another class, then the unvested Restricted Stock shall be so divided, combined or reclassified on the same basis as the common stock in connection with such division, combination or reclassification.

(b) The obligation of the Company to deliver shares upon the vesting of the Restricted Stock shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

4. Dissolution or Liquidation; Sale or Merger. The provisions of the Plan applicable to a dissolution, liquidation, sale or merger of the Company shall apply to the Restricted Stock, and, in the event of a dissolution, liquidation, sale or merger of the Company, the Committee may take such actions as it deems appropriate pursuant to the Plan, subject to the provisions of Paragraph 2(b) of this Agreement.

5. Grant Subject to Plan Provisions. This grant will in all respects be interpreted in accordance with the Plan, a copy of which has been provided to the Grantee along with this Agreement. The grant is subject to interpretations, regulations and determinations concerning restricted stock established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

6. Withholding. The Grantee shall be required to pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of the Restricted Stock. Subject to Committee approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to the Restricted Stock by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities. Notwithstanding anything to the contrary in the Plan or this Agreement, until the Grantee has satisfied the Employer’s withholding obligation with respect to the shares of Restricted Stock as described in this Paragraph 6, the Grantee shall not have any rights to sell or transfer any shares that have become vested pursuant to Paragraph 2.

7. Restrictions on Sale or Transfer of Shares.

(a) The Grantee will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the shares underlying this grant unless the shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or the Company is given an opinion of counsel reasonably acceptable to the Company that such registration is not required under the Securities Act.

(b) In consideration for this grant of Restricted Stock, the Grantee (i) agrees to be bound by the Company’s policies, including, but not limited to, the Company’s Insider Trading, Anti-Hedging and Clawback Policies, and (ii) understands that there may be certain times during the year that the Grantee will be prohibited from selling, transferring, donating, assigning, mortgaging, hypothecating or otherwise encumbering Company securities.

8. No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time. The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9. Confidential Information, Non-Competition and Non-Solicitation. The Grantee affirms his or her obligations under the Nondisclosure and Noncompete Agreement for Management Employees between Grantee and the Company.

10. Assignment by Company. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll records of the Employer, or to such other address as the Grantee may designate to the Employer in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

13. Entire Agreement. This Agreement, including the terms incorporated herein by reference, represents the entire agreement between the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof (including, without limitation, that certain offer letter from the Company to the Grantee dated             , 2012).

14. Consent to Electronic Delivery. The Grantee hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Agreement, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site. Upon written request, the Company will provide to the Grantee a paper copy of any document also delivered to the Grantee electronically. The authorization described in this paragraph may be revoked by the Grantee at any time by written notice to the Company.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this agreement, and the Grantee has placed his or her signature hereon, in each case on the date respectively indicated below.

NUTRISYSTEM, INC.
Attest:

By:
Name:	Kathleen Simone	Name:	David Clark
Title:	SVP, Finance & Controller	Title:	Chief Financial Officer

Date:

I hereby accept the grant of Restricted Stock described in this Agreement, and I agree to be bound by the terms of this Agreement. I hereby further agree that all of the decisions and determinations of the Committee shall be final and binding.

Grantee:

Date: